Exhibit 99.1

NEWS for Immediate Release

IAM LOCAL 516 RATIFIES NEW CONTRACT WITH MANITOWOC CRANES

Workers accept a five-year labor agreement;

will return to work Monday at 12:01 a.m.

MANITOWOC, WI – November 21, 2003 – The Manitowoc Company, Inc., (NYSE: MTW) announced today that the International Association of Machinists (IAM) Local 516 has ratified a new five-year contract with Manitowoc Cranes.  Under the terms of the agreement, workers will receive cash bonuses in the first year of the contract and wage rate increases in the second through fifth years.

The approximately 120 IAM Local 516 members, based in Manitowoc, Wisconsin, walked off the job at midnight on November 18.  The previous contract for the Local expired on October 31, 2003.  The union bargaining committee and the company returned to the negotiating table yesterday and reached a tentative agreement, which was ratified by the Local 516 membership earlier today.

Glen Tellock, president of Manitowoc Crane Group, said: “We are very pleased that we could reach a new agreement quickly and that our Manitowoc facility can now return to its normal operations.”

Manitowoc Cranes continued to operate during the walk-off using unionized, hourly, and management employees.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks.  As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry.  In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

For further information:

Thomas G. Musial

Senior Vice President

Human Resources & Administration

920-652-1738